Francis J. Wiatr, Chairman, President and CEO,
NewMil Bancorp (860) 355-7602


Henry Bessel, President, Nutmeg Federal, (203) 792-3332


May 31, 2000


FOR IMMEDIATE RELEASE


NewMil Bancorp to Acquire Nutmeg Federal Savings and Loan
New Milford, CT   May 31, 2000   NewMil Bancorp, Inc (Nasdaq:
NMSB), parent company of New Milford Savings Bank, announced today that it has reached a definitive agreement to acquire Nutmeg Federal Savings and Loan Association (Nasdaq: NTMG), in a deal valued at approximately $20 million.

Nutmeg Federal Savings and Loan is a federally-chartered, stock savings and loan association headquartered in Danbury with $120 million in assets and four banking offices in the communities of Danbury (2), Bethel (1) and Ridgefield (1). It is a preferred lender under the U.S. Small Business Administration Preferred Lender program

Based on the terms of the agreement, Nutmeg common shareholders will receive $8.25 per Nutmeg share in a combination of common stock of NewMil Bancorp and cash. The price may be increased based upon the expected gain on sale of certain assets of Nutmeg before the transaction closes. The transaction will be accounted for as a purchase with the stock component not to exceed 60% of the purchase price. The exchange ratio for NewMil stock will be determined during the pricing period to yield the fixed consideration being paid.

"Our partnership with Nutmeg significantly enhances New Milford Savings Bank's franchise in western Connecticut and will substantially strengthen our position in the very attractive Danbury market where Nutmeg has three branch offices", said Francis J. Wiatr, Chairman, President and CEO of NewMil Bancorp. "In addition, Nutmeg's branch in Ridgefield will allow us to further connect our franchise to lower Fairfield County and our Norwalk location. Nutmeg's customers will benefit from having greater convenience through our branch and ATM networks and will enjoy a broader selection of services, including Online Banking."

"We will make the transition simple and convenient for Nutmeg customers," Wiatr continued. "In the meantime, Nutmeg customers should continue to bank as usual at Nutmeg's offices."

New Milford Savings Bank currently has 14 full service branch offices in western Connecticut extending from Norwalk in southern Fairfield County to Canaan in northwest Connecticut. The Bank also operates a special needs branch in Pomperaug Woods, an assisted living facility in Southbury. With the addition of Nutmeg, New Milford Savings Bank will have approximately $500 million in assets and 18 full-service offices.

"While we have not yet determined the number of overlapping positions that will result from this merger, Nutmeg's four offices will remain open and continue to serve their communities." Wiatr said. "As a result, we expect to offer positions to the branch office employees and will do everything possible to minimize the elimination of positions. Nutmeg employees whose positions are eliminated will be given consideration for open positions within NewMil's growing organization."

"Given both banks' strong commitment to our customers and to western Connecticut, NewMil is an ideal merger partner." said Henry Bessel, Nutmeg's President. "We believe it makes strategic sense to partner with an organization that shares the same operating philosophy of exceptional customer service and commitment to our local community. The combination of our businesses will result in more products and services for Nutmeg's customers, including expanded business banking offerings, more personal banking products and the convenience of online banking."

The purchase price is approximately 1.75 times Nutmeg's book value and 14.5 times fully diluted earnings for the last 12 months. The acquisition is expected to contribute positively to NewMil's earnings per share in the first year.

The definitive agreement, which has been approved by both companies' boards of directors, is subject to approval by regulatory authorities and shareholders of both companies. NewMil expects the transaction to close in the third or early fourth quarter 2000.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.